Exhibit 99.1

Private Purchase Agreement

This Private Purchase Agreement (the “Agreement”) made this ____ day of ________, 2009, by and between SECURE LUGGAGE SOLUTIONS INC., a Delaware Corporation, (hereinafter the “Company”), and the undersigned Purchaser (the “Purchaser”), who, in consideration of the mutual promises and covenants set forth herein, do hereby agree as follows:

1.
Purchase. The Purchaser hereby subscribes for __________ Shares of SECURE LUGGAGE SOLUTIONS INC., at a price of $0.10 per share for a total of $_______.  Each Share consists of one share of $0.001 par value restricted common stock of the Company (the “Common Stock”).  This Agreement is an offer by the Purchaser to purchase the securities offered by the Company, and subject to the terms hereof, shall become a contract for the sale of said securities upon acceptance thereof by the Company on or before June 26, 2009.

2.	Acceptance. The Agreement is made subject to the Company’s discretionary right to accept or reject the subscription herein.

3.	Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

4.
Entire Agreement.  This Agreement together with the other documents executed contemporaneously herewith, constitute the entire agreement between the parties with respect to the matters covered thereby, and supersedes all prior written or oral understandings or agreements between the parties and may only be amended by a writing executed by all parties hereto.

5.	Survival of Representation. The representations, warranties, acknowledgements and agreements made by the Purchaser shall survive the acceptance of this Agreement.

6.	Waiver. No waiver or modification of ant terms of this Agreement shall be valid unless in writing. No waiver of a breach of default under, any provision hereof shall be deemed a waiver

CO._____ Pur _____

of such provision or of any subsequent breach or default of the same or similar nature or of any other provision or condition of this Agreement.

7.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.
Notices.  Except as otherwise required in this Agreement, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon delivery or upon deposit with the United States Post Office, by registered or certified mail, postage paid, addressed to the last known address of the party.

9.	Non–Assignment. The obligations of the Purchaser hereunder shall not be delegated or assigned to any other party without the prior written consent of the Company.

10.	Expenses. Each party shall pay all of its costs and expenses that it incurs with respect to the negotiation, execution and delivery of this agreement.

11.	Cancelation. This Agreement and all shares issued to Purchaser are non-cancellable once this Agreement has been accepted.

12.	Form of Ownership: Please indicate the form of ownership that the Purchaser desires for the Shares:

☐	☐	☐
Individual:	Joint Tenants with right of Survivorship:	Tenants in Common:

☐	☐	☐
Trust:	Corporation:	Partnership:

CO._____ Pur _____

☐
Other:

  Additional details, names and/or addresses if required:

13.
Risk Factor.  This investment is in a privately held company, and is extremely speculative.  The Company is pre-revenue, and may not ever generate revenue.  The Purchaser understands that they may lose 100% of their investment.  The Purchaser agrees that the Purchaser can afford to lose 100% of their investment.  Purchaser agrees to waive any and all rights to seek damages against the Company in the event of any losses.   The Purchaser understands that this investment is being make on the Purchasers own due diligence.

EXECUTION PAGE

PURCHASER: (Print)

Address:

SS/Tax ID #:

Signature: X

CO._____ Pur _____

Number of Shares Purchased: ____________

Purchase Price: $ ____________

SUBSCRIPTION ACCEPTED on this ____ day of _______, 2009.

SECURE LUGGAGE SOLUTIONS INC.
2375 East Camelback Road, 5th Floor, Phoenix, AZ  85016

By:__________________________________________
Don Bauer, President

CO._____ Pur _____